Exhibit 99.1

Pulmatrix Reports Q2 2016 Financial Results

LEXINGTON, Mass., August 4, 2016 /PRNewswire/ — Pulmatrix, Inc. (NASDAQ:PULM) today reports its second quarter financial results and provides an update on the progress of its drug development pipeline.

“In the first half of the year, we continued to build awareness around our proprietary iSPERSETM inhaled drug delivery platform and communicate how we believe this technology offers advantages over other pulmonary delivery systems,” said Robert Clarke, PhD, Chief Executive Officer of Pulmatrix. “We are pleased that, under our collaboration agreement with Mylan, we completed the pilot study of PUR0200 for patients with chronic obstructive pulmonary disease (COPD) and announced positive pharmacokinetic bioavailability data that informs our continued development of PUR0200 for European Registration.”

Financials

Revenues for the second quarter of 2016 were $0.3 million, compared to $0.2 million for the second quarter of 2015. The increase was the result of revenue recognized under our collaboration agreement with Mylan to develop PUR0200 for COPD.

Research and development expenses for the second quarter of 2016 were $2.4 million, compared to $1.6 million for the same period last year. The increase was primarily due to increases in clinical development costs and external service costs on the PUR1900 project. General and administrative expenses for the second quarter of 2016 were $2.2 million, compared to $9.9 million for the same period in 2015. The decrease was primarily due to the non-recurring Merger related expenses that were incurred during the second quarter of 2015.

In the second quarter of 2016, Pulmatrix wrote off the in-process research and development (IPR&D) and the related deferred tax liability acquired as part of Pulmatrix’s merger with Ruthigen. As the acquired IPR&D consisted of a preclinical therapeutic for sterile surgical site infections (RUT58-60), it fell outside Pulmatrix’s core focus on differentiated inhaled therapies for pulmonary disease and was never part of the continuing strategy for the company. Pulmatrix’s rights to RUT58-60 lapsed and reverted back to the licensor. The noted write-off resulted in a one-time non-cash charge of $4.6 million.

Net loss for the second quarter of 2016 was $9.2 million compared to a net loss of $14.9 million in the same period last year. The decrease in net loss is attributable to the noted operating expense decreases and the non-recurring warrant and derivative liability fair value adjustments that were recorded in the first quarter of 2015, partially offset by the IPR&D write-off.

As of June 30, 2016, Pulmatrix had $10.8 million in cash and cash equivalents, compared to $18.9 million as of December 31, 2015.

“While working with our collaboration partner on the PUR0200 bioequivalence study for COPD patients, we continued to maintain financial discipline and believe that we have sufficient capital to fund our pipeline and business activities into mid-2017” said William Duke, Jr., chief financial officer of Pulmatrix.

About COPD

COPD is a long term, progressively destructive and life-threatening disease of the lungs. Cigarette smoking is the most common cause of COPD. Performance of everyday activities may be severely curtailed and overall quality of life significantly impaired. The most common symptoms of COPD are breathlessness, production of abnormal mucus in the airway, and a chronic cough. COPD is not curable, but treatment ameliorates symptoms and may slow the progress of the disease. According to the World Health Organization, approximately 65 million people worldwide had COPD in 2004 and it is predicted to become the third leading cause of death by 2020.

About Pulmatrix

Pulmatrix is a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary disease using its patented iSPERSE™ technology. The company’s proprietary product pipeline is focused on advancing treatments for lung diseases, including opportunities in major pulmonary diseases through collaborations, like PUR0200, a bronchodilator in clinical development for chronic obstructive pulmonary disease (COPD) and PUR1900, an inhaled antifungal that could benefit severe asthmatics and patients with rare disease like cystic fibrosis. Pulmatrix’s product candidates are based on iSPERSE™, its proprietary dry powder delivery platform, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that such statements involve risks and uncertainties that may materially affect the Company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s annual report on Form 10-K filed by the Company with the Securities and Exchange Commission on March 10, 2016. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

###

Financial Tables to Follow

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	At June 30, 2016	At December 31, 2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,788	$18,902
Prepaid expenses and other current assets	1,010	1,560

Total current assets	11,798	20,462
Property and equipment, net	875	685
Long-term restricted cash	204	250
Intangible assets	—	7,534
Goodwill	15,942	15,942

Total assets	$28,819	$44,873

Liabilities and stockholders’ equity
Current liabilities:
Loan payable, net of debt discount	$2,233	$1,029
Accounts payable	664	1,090
Accrued expenses	1,212	1,486

Total current liabilities	4,109	3,605
Loan payable, net of current portion, debt discount and issuance costs	4,548	5,692
Derivative liability	11	11
Deferred tax liability	—	2,959

Total liabilities	8,668	12,267

Stockholders’ Equity (Deficit):
Preferred stock, $0.0001 par value — 500,000 authorized and 0 issued and outstanding at June 30, 2016 and December 31, 2015	—	—
Common stock, $0.0001 par value — 100,000,000 shares authorized; 14,850,526 shares and 14,745,754 shares issued and outstanding, including vested restricted stock units of 198,617 and 229,744, at June 30, 2016 and December 31, 2015, respectively	1	1
Additional paid-in capital	163,110	160,708
Accumulated deficit	(142,960)	(128,103)

Total stockholders’ equity (deficit)	20,151	32,606

Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$28,819	$44,873

CONDENSED CONSOLIDATED RESULTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	For the Three Months Ended June 30,
	2016	2015
Revenues	$260	$170
Operating expenses
Research and development	2,441	1,610
General and administrative	2,214	9,879
Write-off of intangibles, net of tax provision	4,575	—

Total operating expenses	9,230	11,489

Loss from operations	(8,970)	(11,319)
Interest expense	(224)	(327)
Loss on the conversion of convertible notes	—	(1,170)
Fair value adjustment of preferred stock warrant liability	—	582
Fair value adjustment of derivative liability	—	(2,692)
Other income, net	7	29

Net loss	$(9,187)	$(14,897)

Net loss attributable to common stockholders	$(9,187)	$(14,897)

Net loss per share attributable to common stockholders, basic and diluted	$(0.62)	$(5.77)

Weighted average shares used to compute basic and diluted net loss per share attributable to common stockholders	14,804,606	2,580,144

###

Investor Contact
Robert Clarke, CEO (781) 357-2333 rclarke@pulmatrix.com	William Duke, CFO (781) 357-2333 wduke@pulmatrix.com

Chris Brinzey, Westwicke Partners (339) 970-2843 IR@pulmatrix.com